Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES FIRST QUARTER RESULTS

CLEVELAND (June 24, 2009) – American Greetings Corporation (NYSE: AM) today announced its results for the first fiscal quarter ended May 29, 2009.

First Quarter Results

For the first quarter of fiscal 2010, the Company reported total revenue of $412.9 million, pre-tax income of $16.9 million, and net income of $10.0 million or 25 cents per share (all per-share amounts assume dilution).

As previously announced, during the first quarter of fiscal 2010, American Greetings sold its retail store operations to Schurman Fine Papers (“Schurman”), which operates card and gift retail stores under the name Papyrus. American Greetings recognized a preliminary non-cash loss on the disposition, recorded within the Retail Operations segment, of $28.3 million (after-tax of approximately $17.4 million) that reduced earnings per share by approximately 44 cents during the quarter. At the time of the sale of the retail stores, American Greetings also purchased the wholesale division of Schurman which supplies Papyrus brand greeting cards primarily to leading specialty, mass, grocery and drug store channels and purchased a fifteen percent equity interest in Schurman.

For the first quarter of fiscal 2009, the Company reported total revenue of $428.3 million, pre-tax income of $19.2 million, and net income of $13.3 million or 27 cents per share.

Management Comments and Outlook

Chief Executive Officer Zev Weiss said, “I am very pleased with our performance this quarter. Specifically, sales of greeting cards increased primarily as a result of the additions of Recycled Paper Greetings and Papyrus as well as strength in our overall North American business despite weak economic conditions. We also realized improved margins as a result of our cost reduction activities last year and we will continue to focus on efficiencies this year. We currently anticipate cash flow from operating activities less capital expenditures to be greater than $70 million this fiscal year. We are diligently working through the integration planning processes for Recycled Paper Greetings, the acquired Papyrus wholesale business, and the transition of our former retail operations to Schurman Fine Papers.”

Financing Activities

Under the Company’s $75 million share repurchase program, during the first fiscal quarter the Company purchased approximately 1.1 million shares of its common stock for $4.3 million.

Conference Call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:00 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a manufacturer and retailer of innovative social expression products that assist consumers in enhancing their relationships. The Company’s major greeting card brands are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods, American Greetings and Plus Mark gift-wrap and boxed cards and DateWorks calendars. American Greetings also has the largest collection of electronic greetings on the Web, including cards available at AmericanGreetings.com through AG Interactive, Inc. (the Company’s online division). AG Interactive also offers digital photo sharing and personal publishing at PhotoWorks.com and Webshots.com and provides a one-stop source for online graphics and animations at Kiwee.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Non-GAAP Measures

Certain after-tax amounts included in this earnings release may be considered non-GAAP measures in accordance with Regulation G and were calculated based on the Company’s statutory tax rate of approximately 38.7%. Management believes that after-tax information is useful in analyzing the Company’s results.

Factors That May Affect Future Results

Certain statements in this release, including those under Management Comments and Outlook, may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	the ability to successfully integrate acquisitions, including the recent acquisitions of Recycled Paper Greetings and the Papyrus brand;

•	the Company’s ability to successfully complete the sale of the Strawberry Shortcake and Care Bears properties;

•	the Company’s successful transition of the Retail Operations segment to its buyer, Schurman Fine Papers, and the ability to achieve the desired benefits associated with this and other dispositions;

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the ability to achieve the desired benefits associated with its cost reduction efforts;

•	competitive terms of sale offered to customers;

•	the Company’s ability to comply with its debt covenants;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	the timing and impact of converting customers to a scan-based trading model;

•	escalation in the cost of providing employee health care;

•	the ability to successfully implement, or achieve the desired benefits associated with, any information systems refresh the Company may implement;

•	the Company’s ability to achieve the desired accretive effect from any share repurchase programs;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, the public’s acceptance of online greetings and other social expression products, and the ability to gain a leadership position in the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K.

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDING FEBRUARY 28, 2010

(In thousands of dollars except share and per share amounts)

	(Unaudited) Three Months Ended
	May 29, 2009	May 30, 2008
Net sales	$409,277	$425,463
Other revenue	3,645	2,837

Total revenue	412,922	428,300

Material, labor and other production costs	167,169	193,342
Selling, distribution and marketing expenses	132,217	150,875
Administrative and general expenses	63,151	62,561
Other operating expense (income) - net	27,773	(727)

Operating income	22,612	22,249

Interest expense	6,987	4,905
Interest income	(276)	(990)
Other non-operating income - net	(1,042)	(901)

Income before income tax expense	16,943	19,235
Income tax expense	6,982	5,902

Net income	$9,961	$13,333

Earnings per share - basic	$0.25	$0.27

Earnings per share - assuming dilution	$0.25	$0.27

Average number of common shares outstanding	39,608,947	48,800,941

Average number of common shares outstanding - assuming dilution	39,608,947	48,833,108

Dividends declared per share	$—	$0.12

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDING FEBRUARY 28, 2010

(In thousands of dollars)

	(Unaudited)
	May 29, 2009	May 30, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,611	$108,192
Trade accounts receivable, net	110,743	59,789
Inventories	181,425	211,125
Deferred and refundable income taxes	69,800	67,604
Assets held for sale	1,515	2,483
Prepaid expenses and other	153,374	183,865

Total current assets	604,468	633,058

GOODWILL	25,921	300,323
OTHER ASSETS	373,622	408,228
DEFERRED AND REFUNDABLE INCOME TAXES	168,391	133,118

Property, plant and equipment - at cost	890,173	980,376
Less accumulated depreciation	601,251	683,192

PROPERTY, PLANT AND EQUIPMENT - NET	288,922	297,184

	$1,461,324	$1,771,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Debt due within one year	$27,325	$35,835
Accounts payable	85,483	110,394
Accrued liabilities	73,852	73,281
Accrued compensation and benefits	37,274	39,582
Income taxes payable	2,937	23,348
Other current liabilities	108,864	117,160

Total current liabilities	335,735	399,600

LONG-TERM DEBT	409,455	235,541
OTHER LIABILITIES	125,668	157,610
DEFERRED INCOME TAXES AND NONCURRENT INCOME TAXES PAYABLE	30,594	26,986

SHAREHOLDERS’ EQUITY
Common shares - Class A	35,921	45,345
Common shares - Class B	3,497	3,495
Capital in excess of par value	450,059	446,075
Treasury stock	(941,063)	(871,379)
Accumulated other comprehensive (loss) income	(43,276)	20,746
Retained earnings	1,054,734	1,307,892

Total shareholders’ equity	559,872	952,174

	$1,461,324	$1,771,911

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDING FEBRUARY 28, 2010

(In thousands of dollars)

	(Unaudited) Three Months Ended
	May 29, 2009	May 30, 2008
OPERATING ACTIVITIES:
Net income	$9,961	$13,333
Adjustments to reconcile net income to cash flows from operating activities:
Loss on disposition of retail stores	28,333	—
Net loss on disposal of fixed assets	199	168
Depreciation and amortization	12,393	12,785
Deferred income taxes	17,158	5,459
Other non-cash charges	2,657	1,718
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Trade accounts receivable	(43,770)	5,186
Inventories	12,360	6,495
Other current assets	11,942	1,260
Deferred costs - net	(2,846)	1,253
Accounts payable and other liabilities	(43,494)	(57,606)
Other - net	3,836	(1,938)

Total Cash Flows From Operating Activities	8,729	(11,887)

INVESTING ACTIVITIES:
Property, plant and equipment additions	(8,909)	(10,088)
Cash payments for business acquisitions, net of cash acquired	(16,286)	(15,625)
Proceeds from sale of fixed assets	113	265

Total Cash Flows From Investing Activities	(25,082)	(25,448)

FINANCING ACTIVITIES:
Net increase in long-term debt	19,800	14,900
Net increase in short-term debt	26,325	13,145
Sale of stock under benefit plans	30	363
Purchase of treasury shares	(5,877)	(38)
Dividends to shareholders	(4,865)	(5,852)

Total Cash Flows From Financing Activities	35,413	22,518

EFFECT OF EXCHANGE RATE CHANGES ON CASH	8,335	(491)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,395	(15,308)

Cash and Cash Equivalents at Beginning of Year	60,216	123,500

Cash and Cash Equivalents at End of Period	$87,611	$108,192

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED SEGMENT DISCLOSURES

FISCAL YEAR ENDING FEBRUARY 28, 2010

(In thousands of dollars)

	(Unaudited) Three Months Ended
	May 29, 2009	May 30, 2008
Total Revenue:
North American Social Expression Products	$323,884	$298,177
Intersegment items	(5,104)	(13,306)
Exchange rate adjustment	299	3,416

Net	319,079	288,287

International Social Expression Products	47,006	47,914
Exchange rate adjustment	5,756	23,046

Net	52,762	70,960

Retail Operations	11,727	38,477
Exchange rate adjustment	112	3,506

Net	11,839	41,983

AG Interactive	18,634	19,899
Exchange rate adjustment	211	662

Net	18,845	20,561

Non-reportable segments	10,397	6,509

	$412,922	$428,300

Segment Earnings (Loss):
North American Social Expression Products	$77,877	$52,183
Intersegment items	(3,511)	(10,177)
Exchange rate adjustment	190	505

Net	74,556	42,511

International Social Expression Products	333	1,773
Exchange rate adjustment	6	1,032

Net	339	2,805

Retail Operations	(34,830)	(3,351)
Exchange rate adjustment	(285)	(62)

Net	(35,115)	(3,413)

AG Interactive	1,652	(1,335)
Exchange rate adjustment	62	274

Net	1,714	(1,061)

Non-reportable segments	(129)	(1,966)

Unallocated	(24,311)	(19,695)
Exchange rate adjustment	(111)	54

Net	(24,422)	(19,641)

	$16,943	$19,235